PRESS RELEASE: American Building Control
Closes Transaction Selling Certain Business to
Mace Security

[ 2004-07-06 ]

LEWISVILLE, Texas—(BUSINESS WIRE)—July 6, 2004—American Building Control, Inc. (“ABC”) (Nasdaq:ABCX) announced today the closing of the sale of its SecruityandMore and Industrial Vision Source businesses to Mace Security International, effective July 1, 2004. The transaction generated approximately $ 5.65 million in proceeds to American Building Control.

“This sale completes the consolidation phase of the strategy that we announced in March, which is to make the company a leader in providing centralized, integrated security management solutions to the marketplace,” said Danny W. Mills, Chief Executive Officer and President of American Building Control. “In addition to the sale of the non-strategic businesses, we have consolidated and relocated our remaining operations to San Antonio, which will result in significant cost savings over the long term.

“We are now ready to accelerate our strategy of establishing MDI as the leader in providing integrated security solutions. Our recently released MDI Security Suite product offering combined with the proceeds from this sale gives us the product solutions and financial strength needed to execute our strategy,” said Mr. Mills. “We are well on our way to becoming a profitable and focused security company.”

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

About American Building Control, Inc.

American Building Control (Nasdaq:ABCX) is an established global leader in providing centralized, integrated security management solutions to corporate, government and institutional enterprises. For more information on American Building Control, Inc., please visit our website at www.americanbuildingcontrol.com.

About MDI Security Systems

For 25 years, MDI Security Systems has been securing clients across the globe by delivering the most dependable access control and integrated security management solutions available. As a security industry pioneer and technical thought leader, MDI continues to deliver value to its stakeholders through the development of market-driven, technically superior security systems that can be managed from a centralized point of control. By combining a quarter century of expertise with thousands of worldwide users from a variety of industries including financial, transportation, manufacturing, education, government, defense and homeland security, MDI is able to maintain the highest return on investment in the industry for its client base. More information on MDI Security Systems and its solutions can be found at www.mdisecure.com.

     CONTACT: American Building Control, Inc., Lewisville

Richard A. Larsen, 972-353-6575
www.americanbuildingcontrol.com